SUPPLEMENT
(To Prospectus Supplement dated April 30, 2007 to Prospectus dated March 14, 2007)

$348,187,000
(Approximate)
Bear Stearns Second Lien Trust 2007-1, Group I
Issuing Entity

Mortgage-Backed Notes, Series 2007-1

EMC Mortgage Corporation
Sponsor

LaSalle Bank National Association
Master Servicer and Securities Administrator

Bear Stearns Asset Backed Securities I LLC
Depositor

The definition of “Group I Trigger Event” on page S-61 of the prospectus supplement is hereby deleted in its entirety and replaced with the following and placed in proper alphabetical order:

“Trigger Event” with respect to any payment date and any Group I note, is if any of the following tests is not satisfied: (A) the 60 Day Plus Delinquency Percentage is less than 5.50% of the aggregate Stated Principal Balance of the HELOCs, (B) for any payment date, the Cumulative Charge-Off Percentage for such payment date is less than the following:

Prior to November 2009	3.50%
November 2009 to October 2010	3.50%, plus an additional 1/12th of 1.25% for each payment date after November 2009 up to and including the payment date in October 2010
November 2010 to October 2011	4.75%, plus an additional 1/12th of 1.00% for each payment date after November 2010 up to and including the payment date in October 2011
November 2011 to October 2012	5.75%, plus an additional 1/12th of 0.25% for each payment date after November 2011 up to and including the payment date in October 2012
November 2012 and thereafter	6.00%

The definition of “Rapid Amortization Event” on page S-63 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

“Rapid Amortization Trigger Event” is in effect with respect to the Group I notes and any payment date if the cumulative amount of Charge-Off Amounts (net of Subsequent Recoveries) incurred on the HELOCs from the Cut-off Date through the end of the Collection Period immediately preceding such payment date exceeds the applicable percentage set forth below of the aggregate Stated Principal Balance of the HELOCs as of the Cut-off Date:

Prior to November 2009	4.50%
November 2009 to October 2010	4.50%, plus an additional 1/12th of 2.00% for each payment date after November 2009 up to and including the payment date in October 2010
November 2010 to October 2011	6.50%, plus an additional 1/12th of 1.00% for each payment date after November 2010 up to and including the payment date in October 2011
November 2011 to October 2012	7.50%, plus an additional 1/12th of 1.00% for each payment date after November 2011 up to and including the payment date in October 2012
November 2012 to October 2013	8.50%, plus an additional 1/12th of 1.00% for each payment date after November 2012 up to and including the payment date in October 2013
November 2013 to October 2014	9.50%, plus an additional 1/12th of 0.50% for each payment date after November 2013 up to and including the payment date in October 2014
November 2014 and thereafter	10.00%

Bear, Stearns & Co. Inc.
The date of this supplement is June 4, 2007